Biogen Media Contact:                Biogen Investor Contact:
Matt Fearer                        Matt Calistri
Biogen Inc.                          Biogen Inc.
Tel: (781) 464-3260                    Tel: (781) 464-2442

BIOGEN REPORTS QUARTERLY REVENUES OF $3.1 BILLION

Total revenues grew 4% or 13% excluding hemophilia revenues*

GAAP diluted EPS rise 23%; Non-GAAP diluted EPS rise 22%

Company advances its strategic priorities

Company restructures collaboration arrangements with Eisai and Neurimmune to improve long-term value of aducanumab

Cambridge, Mass., October 24, 2017 -- Biogen Inc. (NASDAQ: BIIB) today reported third quarter 2017 financial results, including:

•	Total revenues of $3.1 billion, a 4% increase versus the prior year or a 13% increase excluding hemophilia revenues*.

◦	Multiple sclerosis (MS) revenues, including approximately $65 million in royalties on the sales of OCREVUS®, were $2.3 billion, demonstrating the resilience of Biogen’s core MS business.

◦	Revenue growth was driven by the launch of SPINRAZA®, which contributed $271 million in global revenues.

•	GAAP net income and diluted earnings per share (EPS) attributable to Biogen Inc. of $1.2 billion and $5.79, respectively.

•	Non-GAAP net income and diluted EPS attributable to Biogen Inc. of $1.3 billion and $6.31, respectively.

* In Q1 2017, Biogen completed the separation of its global hemophilia business into a new company, known as Bioverativ. The 13% increase in total revenues excludes all hemophilia revenues from Q3 2016. Hemophilia revenues include ELOCTATE® and ALPROLIX® product revenues as well as royalty and contract manufacturing revenue related to Sobi.

(In millions, except per share amounts)	Q3 '17	Q2 '17	Q3 '16	Q3 '17 v. Q2 '17	Q3 '17 v. Q3 '16
Total revenues**	$3,078	$3,078	$2,956	(0%)	4%**

GAAP net income***	$1,226	$863	$1,033	42%	19%
GAAP diluted EPS	$5.79	$4.07	$4.71	42%	23%

Non-GAAP net income***	$1,337	$1,069	$1,138	25%	18%
Non-GAAP diluted EPS	$6.31	$5.04	$5.19	25%	22%
** Total revenues grew 13% versus Q3 2016 excluding hemophilia.
***Net income attributable to Biogen Inc.

A reconciliation of GAAP to Non-GAAP quarterly financial results can be found in Table 3 at the end of this press release.

“In the third quarter, we executed well against our strategic priorities,” said Michel Vounatsos, Biogen’s Chief Executive Officer. “Our multiple sclerosis portfolio demonstrated resilience in an increasingly competitive market, and we’re encouraged by the strength of SPINRAZA’s global launch. We had a solid third quarter, and over the balance of the year we anticipate seasonal pressure as well as increased spending as we invest behind our strategic priorities.”

“We believe that our new agreements with Eisai and Neurimmune will improve our long-term economics of aducanumab. We are pleased by Eisai’s decision to exercise their option on aducanumab, demonstrating their confidence in the asset. The region-based profit split with Eisai is designed to leverage each company’s respective geographic strengths and infrastructures.”

Vounatsos continued, “We made important progress advancing our pipeline, including initiating new trials in Alzheimer’s disease and epilepsy and completing enrollment of studies in stroke and Parkinson’s disease.  In the next 12 months, we expect data readouts from multiple programs across our core and emerging growth areas.”

Revenue Highlights

(In millions)	Q3 '17	Q2 '17	Q3 '16	Q3 '17 v. Q2 '17	Q3 '17 v. Q3 '16
Multiple Sclerosis:
TECFIDERA®	$1,070	$1,111	$1,034	(4%)	3%
Total Interferon	$662	$691	$708	(4%)	(7%)
AVONEX®	$538	$557	$580	(4%)	(7%)
PLEGRIDY®	$124	$133	$128	(7%)	(3%)
TYSABRI®	$469	$496	$515	(5%)	(9%)
FAMPYRATM	$24	$23	$21	7%	15%
ZINBRYTA®	$14	$16	$2	(11%)	NMF

Spinal Muscular Atrophy
SPINRAZA	$271	$203	$—	34%	NMF

Hemophilia:*
ELOCTATE	$—	$—	$132	NMF	NMF
ALPROLIX	$—	$—	$85	NMF	NMF

Other Product Revenues:
Biosimilars	$101	$91	$31	12%	229%
FUMADERMTM	$11	$10	$11	5%	(5%)

Total Product Revenues:	$2,623	$2,640	$2,540	(1%)	3%

Anti-CD20 Revenues	$406	$397	$318	2%	28%
Other Revenues	$49	$42	$99	17%	(50%)

Total Revenues**	$3,078	$3,078	$2,956	(0%)	4%**
Note: Numbers may not foot due to rounding; percent changes represented as favorable/(unfavorable)

•	In the third quarter of 2017, TECFIDERA revenues comprised $836 million in sales in the U.S. and $233 million in sales outside the U.S.

◦	In the third quarter of 2016, U.S. TECFIDERA revenues benefited by approximately $40 million to $50 million due to inventory build in the channel, affecting the year over year comparison.

◦	Inventory levels in the third quarter of 2017 for TECFIDERA in the U.S. were relatively flat versus the second quarter of 2017.

•
In the third quarter of 2017, SPINRAZA revenues comprised $198 million in sales in the U.S. and $73 million in sales outside the U.S. Inventory levels for SPINRAZA in the U.S. were relatively flat versus the second quarter of 2017, as compared to a $30 million increase in the second quarter of 2017. Outside the U.S., SPINRAZA revenues were primarily from Germany and Turkey.

Expense Highlights

(In millions)	Q3 '17	Q2 '17	Q3 '16	Q3 '17 v. Q2 '17	Q3 '17 v. Q3 '16
GAAP cost of sales	$370	$366	$417	(1%)	11%
Non-GAAP cost of sales	$370	$366	$396	(1%)	7%

GAAP R&D	$446	$796	$529	44%	16%
Non-GAAP R&D	$446	$796	$529	44%	16%

GAAP SG&A	$434	$430	$463	(1%)	6%
Non-GAAP SG&A	$434	$430	$461	(1%)	6%
Note: Percent changes represented as favorable/(unfavorable)

•
R&D expense in the third quarter of 2016 included a $75 million payment to Ionis Pharmaceuticals in connection with Biogen’s exercise of its opt-in right to develop and commercialize nusinersen globally.

•	R&D expense in the second quarter of 2017 included $360 million related to the exclusive license agreement with Bristol-Myers Squibb for BIIB092 (formerly known as BMS-986168).

Other Financial Highlights

•
As of September 30, 2017, Biogen had cash, cash equivalents, and marketable securities totaling approximately $6.6 billion, with approximately two thirds of this outside the U.S., and approximately $6.5 billion in notes payable and other financing arrangements.

•	For the third quarter of 2017, the Company’s weighted average diluted shares were approximately 212 million.

Collaboration Agreement Updates

•
In October 2017, Biogen announced that it renegotiated its agreement with its collaboration partner Eisai Co., Ltd. related to aducanumab, the Company’s investigational treatment for early Alzheimer’s disease (AD). Biogen will now receive 55 percent of potential aducanumab profits in the U.S., 68.5 percent of profits in Europe, and 20 percent of profits in Japan. This agreement leverages Biogen’s strong presence in the U.S. and Europe, and Eisai’s distinct advantage in Asian markets. In connection with this agreement, Eisai exercised its option to jointly develop and commercialize aducanumab.

•
In October 2017, Biogen also restructured its agreement with Neurimmune related to aducanumab. Biogen agreed to make a one-time payment in exchange for a reduction in Neurimmune’s royalty rate on potential sales of aducanumab.

Recent Events

•
This week Biogen is presenting more than 80 oral and poster presentations at the seventh Joint Meeting of the European Committee for Treatment and Research in MS and Americas Committee for Treatment and Research in MS (ECTRIMS-ACTRIMS, October 25 - 28, 2017). These presentations include updates on real-world data generation initiatives, including MS PATHS, which leverages technology in routine care to produce real-time data, and the Big MS Data Network, intended to provide pooled registry data from more than 140,000 people living with MS. Biogen is also presenting data supporting the Phase 2 investigational molecule opicinumab (anti-LINGO-1) as a potential therapy to repair damage to the central nervous system caused by MS.

•
In October 2017, Biogen’s collaboration partner Ionis Pharmaceuticals announced the initiation of a Phase 1/2a clinical study of IONIS-MAPTRx in patients with mild AD. IONIS-MAPTRx is an antisense drug designed to selectively reduce the production of microtubule-associated protein tau (MAPT), or tau protein, in the brain. Biogen has an option to develop and commercialize IONIS-MAPTRx.

•	In October 2017, Biogen initiated the Phase 2b clinical trial AFFINITY, designed to evaluate opicinumab as an investigational add-on therapy in people with relapsing MS.

•	In October 2017, Biogen initiated the Phase 2 OPUS study evaluating the efficacy, safety, and tolerability of natalizumab in drug-resistant focal epilepsy.

•
In October 2017, Biogen presented new data at the 22nd International Congress of the World Muscle Society demonstrating that earlier initiation of treatment with SPINRAZA may improve motor function outcomes in infants and children with spinal muscular atrophy (SMA). Results demonstrated the favorable efficacy and safety profile of SPINRAZA.

•
In October 2017, Biogen reported that BG00011 (STX-100) achieved proof of biology in a Phase 2a study in patients with idiopathic pulmonary fibrosis. The Company plans to initiate a Phase 2b study for BG00011 in 2018.

•
In September 2017, Biogen opened a new manufacturing facility in Research Triangle Park, North Carolina dedicated to the production of antisense oligonucleotide therapies (ASOs). This facility gives Biogen the capability to manufacture ASO drugs like SPINRAZA for the first time and will also support a clinical pipeline of additional ASOs.

•
In August 2017, Biogen completed enrollment in the Phase 2b ACTION2 study evaluating the effects of natalizumab versus placebo on clinical measures of functional independence and activities of daily living in acute ischemic stroke patients. Data from this study is expected in early 2018.

•
In August 2017, Biogen announced results from a recently conducted analysis of the long-term extension (LTE) of its ongoing Phase 1b study of aducanumab. The updated analyses include data from the placebo-controlled period and LTE for patients treated with aducanumab up to 24 months in the titration cohort and up to 36 months in the fixed-dose cohorts. The results are consistent with previously reported analyses from this ongoing Phase 1b study and support the design of the ongoing Phase 3 studies of aducanumab for early AD. Detailed data from these analyses will be presented at the 10th Clinical Trials on Alzheimer’s Disease (CTAD) conference. Biogen will webcast these presentations on the Investors section of Biogen’s website, www.biogen.com, at approximately 3:30 p.m. ET on November 2, 2017 (fixed-dose cohorts at up to 36 months) and approximately 11:15 a.m. ET on November 4, 2017 (titration cohort at up to 24 months).

•
In August 2017, the European Commission granted a marketing authorization for IMRALDI® (also known as SB5), an adalimumab biosimilar referencing HUMIRA®. IMRALDI was developed by Samsung Bioepis, a joint venture between Samsung BioLogics and Biogen, and will be commercialized by Biogen in the European Union. With this approval, Biogen became the first company with approved biosimilars in Europe for the three most prescribed anti-TNF biologic treatments.

•	In July 2017, Biogen completed enrollment in the Phase 1 study of BIIB054, an anti-alpha synuclein antibody, in both healthy volunteers and patients with early Parkinson’s disease.

Leadership Updates

•
In September 2017, Biogen appointed Camille Lee as Senior Vice President, Alzheimer’s Therapeutic Area. Ms. Lee is responsible for the design and execution of commercial strategy for the Company’s late-stage AD assets and works in partnership with Biogen’s Research & Development function in overseeing Biogen’s entire Alzheimer’s portfolio. Ms. Lee previously served as Senior Vice President, Diabetes & Obesity Marketing at Novo Nordisk.

•
In September 2017, Biogen appointed Dr. Sanjay Jariwala as Senior Vice President, Worldwide Medical. Dr. Jariwala is responsible for leading and driving Biogen’s Worldwide Medical strategy working closely with the Company’s Global Therapeutic Operations and Research and Development leadership teams. Dr. Jariwala joined Biogen from AstraZeneca Pharmaceuticals, where he held the roles of Vice President, Head of Strategy and Vice President of Infection, Neuroscience, Autoimmunity and Anti-thrombotics, Global Medical Affairs.

•
In July 2017, Biogen appointed Anabella Villalobos, Ph.D., as Senior Vice President, Biotherapeutic & Medicinal Sciences (BTMS). Dr. Villalobos leads Biogen’s BTMS organization in the delivery of high-quality, differentiated molecules to the clinic. Dr. Villalobos joined Biogen from Pfizer Worldwide Research and Development where she most recently served as Vice President and Head of Medicinal Synthesis Technologies.

Conference Call and Webcast
The Company’s earnings conference call for the third quarter will be broadcast via the internet at 8:30 a.m. ET on October 24, 2017, and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least one month.

Note about Future Earnings Releases and Calls
Starting with the first quarter 2018 earnings release, Biogen intends to cease publishing press releases relating to future earnings calls, earnings releases, and investor events via newswire services. The Company will post these materials on the Investors section of Biogen’s website, www.biogen.com, and issue a statement on Twitter (@biogen) when they become available.

About Biogen
At Biogen, our mission is clear: we are pioneers in neuroscience. Biogen discovers, develops, and delivers worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases. Founded in 1978 as one of the world’s first global biotechnology companies by Charles Weissman and Nobel Prize winners Walter Gilbert and Phillip Sharp, today Biogen has the leading portfolio of medicines to treat multiple sclerosis; has introduced the first and only approved treatment for spinal muscular atrophy; and is focused on advancing neuroscience research programs in Alzheimer’s disease and dementia, neuroimmunology, movement disorders, neuromuscular disorders, pain, ophthalmology, neuropsychiatry, and acute neurology. Biogen also manufactures and commercializes biosimilars of advanced biologics. We routinely post information that may be important to investors on our website at www.biogen.com. To learn more, please visit www.biogen.com and follow us on social media - Twitter, LinkedIn, Facebook, YouTube.

Safe Harbor
This press release contains forward-looking statements, including statements relating to: our strategy and plans; corporate strategy update; potential of our commercial business and pipeline programs; capital allocation and investment strategy; clinical trials and data readouts and presentations; regulatory filings and the timing thereof; anticipated benefits and potential of investments, collaborations, and business development activities; and our future revenues, expenses, and other financial and operating results. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “possible,” “will,” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our principal products; failure to compete effectively due to significant product competition in the markets for our products; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; risks associated with current and potential future healthcare reforms; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; failure to protect and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; risks relating to management and key personnel changes, including attracting and retaining key personnel; problems with our manufacturing processes; our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our control; failure to successfully execute on our growth initiatives; risks relating to investment in and expansion of manufacturing capacity for future clinical and commercial requirements; risks relating to technology failures or breaches; failure to comply with legal and regulatory requirements; fluctuations in our effective tax rate; risks related to indebtedness; the risks of doing business internationally, including currency exchange rate fluctuations; risks related to commercialization of biosimilars; risks related to investment in properties; the market, interest, and credit risks associated with our portfolio of marketable securities; risks relating to stock repurchase programs; risks relating to access to capital and credit markets; risks relating to the spin-off of our hemophilia business, including risks of operational difficulties, exposure to claims and liabilities, and the ability to achieve some or all of the anticipated benefits; environmental risks; risks relating to the sale and distribution by third parties of counterfeit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the Securities and Exchange Commission.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Product, net	$2,622.5	$2,539.6	$7,642.3	$7,315.0
Revenues from anti-CD20 therapeutic programs	406.5	317.6	1,144.2	996.3
Other	48.8	98.6	180.4	265.5
Total revenues	3,077.8	2,955.8	8,966.9	8,576.8
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	370.0	416.9	1,120.8	1,100.2
Research and development	446.4	529.0	1,666.0	1,439.4
Selling, general and administrative	433.8	462.7	1,363.1	1,452.4
Amortization of acquired intangible assets	108.9	99.7	674.9	281.4
Acquired in-process research and development	—	—	120.0	—
Collaboration profit (loss) sharing	35.2	4.7	82.5	(0.9)
(Gain) loss on fair value remeasurement of contingent consideration	30.0	5.9	61.2	18.8
Restructuring charges	—	11.6	—	21.3
Total cost and expenses	1,424.3	1,530.5	5,088.5	4,312.6
Income from operations	1,653.5	1,425.3	3,878.4	4,264.2
Other income (expense), net	(43.6)	(58.1)	(149.4)	(169.4)
Income before income tax expense and equity in loss of investee, net of tax	1,609.9	1,367.2	3,729.0	4,094.8
Income tax expense	383.8	337.0	892.6	1,047.0
Equity in loss of investee, net of tax	—	—	—	—
Net income	1,226.1	1,030.2	2,836.4	3,047.8
Net income (loss) attributable to noncontrolling interests, net of tax	—	(2.7)	(0.1)	(5.8)
Net income attributable to Biogen Inc.	$1,226.1	$1,032.9	$2,836.5	$3,053.6

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$5.80	$4.72	$13.32	$13.95
Diluted earnings per share attributable to Biogen Inc.	$5.79	$4.71	$13.30	$13.92

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	211.4	218.9	213.0	219.0
Diluted earnings per share attributable to Biogen Inc.	211.8	219.4	213.3	219.4

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of September 30, 2017	As of December 31, 2016
ASSETS
Cash, cash equivalents and marketable securities	$3,508.3	$4,895.1
Accounts receivable, net	1,567.5	1,441.6
Inventory	1,007.2	1,001.6
Other current assets	1,485.0	1,393.9
Total current assets	7,568.0	8,732.2
Marketable securities	3,062.0	2,829.4
Property, plant and equipment, net	2,995.9	2,501.8
Intangible assets, net	4,019.4	3,808.3
Goodwill	4,127.5	3,669.3
Investments and other assets	1,300.4	1,335.8
TOTAL ASSETS	$23,073.2	$22,876.8

LIABILITIES AND EQUITY
Current liabilities	$3,448.4	$3,419.9
Notes payable and other financing arrangements	5,938.3	6,512.7
Other long-term liabilities	837.6	815.6
Equity	12,848.9	12,128.6
TOTAL LIABILITIES AND EQUITY	$23,073.2	$22,876.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION:
NET INCOME ATTRIBUTABLE TO BIOGEN INC. AND DILUTED EARNINGS PER SHARE
(unaudited, in millions, except per share amounts)

An itemized reconciliation between diluted earnings per share on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
GAAP earnings per share - Diluted	$5.79	$4.07	$4.71
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	0.52	0.97	0.48
Non-GAAP earnings per share - Diluted	$6.31	$5.04	$5.19

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
GAAP earnings per share - Diluted	$13.30	$13.92
Adjustments to GAAP net income attributable to Biogen Inc. (as detailed below)	3.25	1.26
Non-GAAP earnings per share - Diluted	$16.55	$15.18

An itemized reconciliation between net income attributable to Biogen Inc. on a GAAP and Non-GAAP basis is as follows:

	For the Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
GAAP net income attributable to Biogen Inc.	$1,226.1	$862.8	$1,032.9
Adjustments:
Amortization of acquired intangible assetsA	108.9	117.5	96.7
Acquired in-process research and development	—	120.0	—
(Gain) loss on fair value remeasurement of contingent consideration	30.0	21.2	5.9
Hemophilia business separation costs	—	—	1.8
Restructuring, business transformation and other cost saving initiatives:
2015 restructuring charges	—	—	(1.6)
2016 restructuring charges	—	—	13.2
Cambridge manufacturing facility rationalization costsB	—	—	21.2
Income tax effect related to reconciling items	(27.7)	(52.4)	(32.4)
Non-GAAP net income attributable to Biogen Inc.	$1,337.3	$1,069.1	$1,137.7

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
GAAP net income attributable to Biogen Inc.	$2,836.5	$3,053.6
Adjustments:
Amortization of acquired intangible assetsA	674.9	272.0
Acquired in-process research and development	120.0	—
(Gain) loss on fair value remeasurement of contingent consideration	61.2	18.8
Hemophilia business separation costs	19.2	5.5
Restructuring, business transformation and other cost saving initiatives:
2015 restructuring charges	—	8.1
2016 restructuring charges	—	13.2
Cambridge manufacturing facility rationalization costsB	—	37.0
Income tax effect related to reconciling items	(182.5)	(78.7)
Non-GAAP net income attributable to Biogen Inc.	$3,529.3	$3,329.5

A Amortization of acquired intangible assets for the three and nine months ended September 30, 2017, includes $30.4 million and $413.4 million, respectively, of impairment and amortization charges related to the intangible asset associated with our U.S. and rest of world licenses to Forward Pharma’s intellectual property related to TECFIDERA. As we prevailed in the U.S. proceeding in March 2017, we evaluated the recoverability of the U.S. asset acquired from Forward Pharma and recorded an impairment charge to adjust the carrying value of the acquired U.S. asset to fair value reflecting the impact of the developments in the U.S. legal dispute over certain TECFIDERA intellectual property rights. We also continue to amortize the remaining net book value of the U.S. and rest of world licenses in our consolidated statements of income utilizing an economic consumption model.
B Cambridge manufacturing facility rationalization costs for the three and nine months ended September 30, 2016, reflects $15.7 million and $31.5 million, respectively, of additional depreciation expense included in cost of sales, excluding amortization of acquired intangible assets in our condensed consolidated statements of income. Cambridge manufacturing facility rationalization costs for the three and nine months ended September 30, 2016, also includes a charge of $5.5 million for the write-down of excess inventory.

Use of Non-GAAP Financial Measures
We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “Non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these Non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These Non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Inc. and diluted earnings per share.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from "GAAP net income attributable to Biogen Inc." and "GAAP earnings per share - Diluted":
1. Purchase accounting and merger-related adjustments
We exclude certain purchase accounting related items associated with the acquisition of businesses, assets and amounts in relation to the consolidation or deconsolidation of variable interest entities for which we are the primary beneficiary. These adjustments include, but are not limited to, charges for in-process research and development, the amortization of certain acquired intangible assets, and charges or credits from the fair value remeasurement of our contingent consideration obligations.
2. Hemophilia business separation costs
We have excluded costs that are directly associated with the set up and spin-off of our hemophilia business into an independent, publicly-traded company. These costs represent incremental third party costs attributable solely to hemophilia separation and set up activities.
3. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with the company’s execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus R&D activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage, and other costs or credits that management believes do not have a direct correlation to our on-going or future business operations.

4. Other items
We evaluate other items of income and expense on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and diluted earnings per share.

TABLE 4

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUES
(unaudited, in millions)

	For the Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	United States	Rest of World	Total	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$836.3	$233.3	$1,069.6	$875.0	$235.6	$1,110.6	$845.1	$188.6	$1,033.7
Interferon*	473.3	188.7	662.0	501.7	188.9	690.6	505.7	202.6	708.3
TYSABRI	266.8	202.6	469.4	289.4	206.6	496.0	301.1	214.4	515.5
FAMPYRA	—	24.3	24.3	—	22.6	22.6	—	21.1	21.1
ZINBRYTA	—	14.2	14.2	—	16.1	16.1	—	1.9	1.9
Hemophilia:
ELOCTATE	—	—	—	—	—	—	110.0	21.8	131.8
ALPROLIX	—	—	—	—	—	—	66.7	18.5	85.2
Spinal Muscular Atrophy:
SPINRAZA	197.6	73.3	270.9	194.8	8.1	202.9	—	—	—
Other Product Revenues:
FUMADERM	—	10.7	10.7	—	10.3	10.3	—	11.3	11.3
BENEPALI	—	99.2	99.2	—	88.7	88.7	—	30.7	30.7
FLIXABI	—	2.2	2.2	—	1.9	1.9	—	0.1	0.1
Total product revenues	$1,774.0	$848.5	$2,622.5	$1,860.9	$778.8	$2,639.7	$1,828.6	$711.0	$2,539.6

	For the Nine Months Ended
	September 30, 2017			September 30, 2016
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$2,462.4	$676.0	$3,138.4	$2,369.7	$596.4	$2,966.1
Interferon*	1,439.8	561.1	2,000.9	1,492.2	614.8	2,107.0
TYSABRI	861.7	648.7	1,510.4	894.2	595.7	1,489.9
FAMPYRA	—	67.4	67.4	—	62.9	62.9
ZINBRYTA	—	41.0	41.0	—	1.9	1.9
Hemophilia:
ELOCTATE	42.2	6.2	48.4	319.0	45.2	364.2
ALPROLIX	21.0	5.0	26.0	194.3	46.2	240.5
Spinal Muscular Atrophy:
SPINRAZA	438.8	82.4	521.2	—	—	—
Other Product Revenues:
FUMADERM	—	30.7	30.7	—	34.5	34.5
BENEPALI	—	253.2	253.2	—	47.9	47.9
FLIXABI	—	4.7	4.7	—	0.1	0.1
Total product revenues	$5,265.9	$2,376.4	$7,642.3	$5,269.4	$2,045.6	$7,315.0
*Interferon includes AVONEX and PLEGRIDY